Exhibit 99.1

  Factory Card & Party Outlet Corp. Announces the Engagement of Goldsmith Agio
                                     Helms

     NAPERVILLE, Ill.--(BUSINESS WIRE)--Jan. 23, 2007--Factory Card & Party Outlet Corp. (NASDAQ: FCPO) announced today that it has engaged investment banking firm Goldsmith Agio Helms to assist the Company and its Directors with its previously announced decision to identify and evaluate potential strategic alternatives to enhance shareholder value.

    Today's statement follows the Company's December 12, 2006, announcement that the Company would be undertaking a process to explore strategic alternatives to enhance shareholder value and that it planned to hire an investment banking firm to assist with the analysis and consideration of various alternatives including the potential sale of the Company.

    As is customary with such processes, the Company may not make any further announcements regarding its exploration of strategic alternatives unless and until the process is terminated or the Company executes a definitive agreement relating to a transaction. No assurance can be given that any transaction will be pursued or, if a transaction is pursued, that it will be consummated.

    Factory Card & Party Outlet (www.factorycard.com) based in Naperville, Illinois, is the largest publicly traded retail party chain in the United States. Factory Card & Party Outlet currently operates 187 Company-owned retail stores in 20 states, offering a wide selection of party supplies, greeting cards, giftwrap, balloons, everyday and seasonal merchandise, and other special occasion merchandise at everyday value prices.

    Goldsmith Agio Helms (www.agio.com) is one of the nation's leading independent investment banking firms providing corporate finance advisory services to middle-market businesses. Goldsmith Agio Helms bankers David Solomon, Co-CEO and Head of the firm's Retail Practice, and Craig Korte, Director, will lead the Factory Card & Party Outlet assignment for Goldsmith Agio Helms.

    Certain statements in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, year-end adjustments and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements express or implied by such forward-looking statements.

    In general, the results, performance or achievements of the Company and its stores and the value of the Company's common stock are dependent upon a number of factors including, without limitation, the dependence on key personnel; competition, ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company's filings with the Securities and Exchange Commission.

    CONTACT: Factory Card & Party Outlet Corp.
             Tim Benson, 630-579-2231
             tbenson@factorycard.com